                                                                  EXHIBIT 99.77b




KPMG Peat Marwick LLP

     Suite 2800
     Two First Union Center
     Charlotte, NC 28282-8290


To the Board of Directors of
First Carolina Investors, Inc.:

In planning and performing our audit of the financial statements of First Carolina Investors, Inc. for the year ended December 31, 1996, we considered its internal control structure, including procedures for safegauarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of First Carolina Investors, Inc. is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operations may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1996.

This report is solely for the information and use of management and the Securities and Exchange Commission.


February 14, 1997

                                                                  EXHIBIT 99.77b


                                 FIRST CAROLINA
                                 INVESTORS, INC.











                                1    9    9    6
                                 ANNUAL REPORT

Company Profile
FIRST CAROLINA INVESTORS, INC. AND SUBSIDIARIES


Description of Business                      FORM N-SAR                                   Table of Contents
-----------------------                      ----------                                   -----------------
First Carolina Investors,(the
Company) was organized December 2,           A copy of the Company's December 31,         Letter to Stockholders. . . . . .  .2
1971.  The Company is a non-                 1996 report on Securities and                Management's Discussion
diversified, closed-end management           Exchange Commission Form N-SAR will            and Analysis of Financial
investment company under the                 be furnished without charge to                 Condition and Results of
Investment Company Act of 1940.              stockholders upon written request              Operation.  . . . . . . . . . .  .3
                                             directed to the Secretary, First             Management's Report . . . . . . .  .6
                                             Carolina Investors, Inc., P.O. Box           Independent Auditor's
                                             33607 Charlotte, NC 28233                      Report  . . . . . . . . . . . .  .7
                                                                                          Consolidated Financial
                                                                                            Statements  . . . . . . . . . .  .8
                                                                                          Noted to Consolidated
                                                                                            Financial Statements .  . . . .  11
                                                                                          Per Share Data and
                                                                                            Ratios  . . . . . . . . . . . .  16


Quarterly Stock Prices and Dividends Paid Per Share


                                                           1996
                                                           ----
Quarter                          First            Second           Third            Fourth
High Bid                          $37.00            37.00            39.00            42.00
Low Bid                           $34.50            36.50            36.75            38.00
Cash Dividends                     $0.30              .10              .10              .10




                                                           1995
                                                           ----
Quarter                          First            Second           Third            Fourth
High Bid                          $28.50            28.50            31.00            33.50
Low Bid                           $27.00            27.75            28.00            30.00
Cash Dividends                     $0.30              .10              .10              .10





There were approximately 550 record holders of Shares of Common Stock at January 2, 1997. The stock prices reflect interdealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

Letter to Stockholders
First Carolina Investors, Inc. and Subsidiaries

TO OUR STOCKHOLDERS:

During our second year as an investment company the net asset value of First Carolina Investors, Inc. (FCI) increased by $10,963,254 to $58,290,749 or $53.24 per share. Net income before realized and unrealized appreciation on investments was $921,728 or $0.84 per share in 1996 versus $1,270,486 or $1.16 per share in 1995.

The twenty percent increase in net asset value achieved in 1996 is largely due to the increase in the market value of First Empire State Corporation. As was the case in 1995, First Empire, our largest holding, experienced an outstanding year in operations and market valuation.

The gain on sale from real estate operations declined significantly in 1996 as we neared the completion of our Providence Country Club community. Expenses associated with real estate activities also declined significantly.

FCI intends to sell the majority of its real estate holdings in 1997. While these endeavors will continue to be a function of market conditions, we remain optimistic given the present economic climate in the greater Charlotte area. The success of these efforts will materially impact the 1997 operations and cash flow of FCI.

Pursuant to our share repurchase program, we purchased 9,060 shares in 1996 at an average cost of $37.42 per share.



                                        Respectfully submitted,



                                        Brent D. Baird
                                        Chairman



                                        H. Thomas Webb III
February 14, 1997                       President

Management's Discussion and Analysis of Financial Conditions and
Results of Operations
FIRST CAROLINA INVESTORS, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

First Carolina Investors, Inc. (the Company) was organized December 2, 1971 as a South Carolina unincorporated business trust. On July 1, 1987 the Company incorporated by merging into a wholly owned subsidiary (First Carolina Investors, Inc.) established solely for this purpose. The Company was incorporated November 24, 1986 under the laws of the state of Delaware.

From the inception of operations through December 31, 1975 the Company operated as a real estate investment trust ("REIT") as defined in the Internal Revenue Code. Subsequently the Company became active in land development through both direct ownership and joint ventures as well as investments in equity securities of financial and other entities. Real estate activities continued to be the Company's primary business through the end of 1994. On January 3, 1995 the Company, pursuant to the requirements of the Investment Company Act of 1940, filed notification of registration.

The Company is a closed-end, non-diversified management investment company.

As a closed-end, non-diversified management investment company, the Company values assets and liabilities at estimated fair value. This represents a significant change from the Company's prior accounting policies and financial statement presentation. As an investment company, the Company now prepares consolidated statements of assets and liabilities, consolidated statement of operations, consolidated statement of changes in net assets and a statement of investments in securities. The most significant changes from the December 31, 1994 balance sheet included in the 1994 annual report Form 10-K, and the accompanying consolidated Statement of Assets and Liabilities are as follows:

            Real estate - The Board of Directors and management of the Company value its real property investments at estimated fair values. Procedures utilized to determine the estimated fair value include appraisals by an independent appraiser, estimated net cash flows, utilization of fair market comparables in existing subdivisions developed by the Company and other market comparables.

            Investment in joint venture - The Board of Directors and management of the Company value the investment in joint venture at its estimated fair value. The procedure to determine the estimated fair value utilizes fair market comparables in the existing subdivision developed by the joint venture, other market comparables and estimated net cash flow.

            Deferred income taxes payable - Deferred income taxes payable were increased to reflect the income tax liability on unrealized gains in real estate and in investment in joint venture as included in the accompanying Consolidated State of Assets and Liabilities.

The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investment in Debt and Equity Securities" (Statement 115) prior to 1994. Accordingly the Company's investments in securities had previously been recorded at fair value.

Due to the lack of comparability between financial statements prepared before and after the Company became an investment company, the reader is directed to refer to prior years financial statements for such information. (A copy of the 1994 annual report and/or Form 10K will be provided upon written request to the Secretary of the Company).

1996 OPERATIONS COMPARED TO 1995

The net asset value of the Company increased by $9,985,204 or $9.31 per share during 1996 as compared to an increase of $10,318,330 or $9.96 per share during 1995. The increase in net asset value for both periods is primarily attributable to a significant increase in the market value of the Company's largest security holding - First Empire State Corporation. During 1996 the value of this investment increased by $14,000,000 as compared to a increase of $16,400,000 during 1995. At the end of 1996 the value of the Company's investment in First Empire State Corporation was $57,600,000.

During both 1996 and 1995 real estate operations were a significant contributor to earnings. The Company's Charlotte real estate investment known as Providence Country Club contributed $1,061,606 to total income during 1996 as compared to $2,463,376 during 1995. (See gains on sale of real estate below)

During the early part of 1996 the Company purchased an additional 50,000 shares of American Precision Industries, Inc. bringing the total number of shares owned to 300,000. American Precision is a manufacturer of heat transfer, electronics components and motion control products and is based in Buffalo, NY. Late in the year, the Company sold 60,000 shares at an after tax gain of $318,568.

During 1995 the Company made significant investments in two companies. The Company purchased 135,000 shares of Merchant Group, Inc., at an average cost of $15.19 per share. Merchants Group, Inc. is a casualty insurance firm based in Buffalo, NY. The Company also significantly increased its investment in American Precision Industries by acquiring 236,700 shares at an average cost of $9.40 per share.

The stock repurchase program, which was instituted in 1980, continued during 1996 and 1995. During 1996 the Company purchased 9,060 shares at an average cost of $37.42 per share. During 1995, the Company purchased 21,626 shares at an average cost of $28.14 per share. At December 31, 1996 the Company held 443,680 shares as treasury shares at an average cost of $19.05 per share.

Net income before realized and unrealized appreciation on investments was $921,728 for 1996 as compared to $1,270,486 for 1995. The net gain realized on investments in other companies was $320,209 in 1996 versus $192,910 in 1995. The increase in net unrealized appreciation and investments was $9,721,317 as compared to $10,109,432 during 1995. These components combined to produce a net increase in net assets resulting from operations of $10,963,254 and $11,572,828 for 1996 and 1995, respectively.

At year end net asset value per share is $53.24 in 1996 and $43.93 in 1995.

Dividend income increased during 1996 as compared to 1995. An increase in the dividend rate of First Empire State Corporation was a major contributor to the increase in dividend income. For additional information, including a detailed list of dividend income, see Note 2 of Notes to Consolidated Financial Statements. At the end of 1996 two of the Company's investees did not pay dividends and are therefore considered non-income producing. At the December 31, 1995, three of the Company's investees did not pay dividends.

Interest on mortgage loans was $18,524 during 1996 as compared to $92,803 during 1995. This decrease is attributable to the repayment of a mortgage note receivable in December 1995.

Gain on sale of real estate was $1,061,606 during 1996 as compared to $2,463,376 during 1995. During 1996 twenty-three (23) lots were sold in the Providence Country Club community at a total gross sales price of $1,862,000. These sales produced the 1996 gain. During 1995, sixty-six (66) lots were sold in the Providence Country Club community at a total gross sales price of $4,897,000 and a gain of $2,422,607. Also during 1995 the Company completed the sale of its last remaining lot in the Park Crossing community. This final lot sale produced a gain of $40,769. Lot sales have been a significant contributor to the Company's earnings. At December 31, 1996, the Company has thirty (30) remaining lots to sell in the Providence Country Club community.

Equity in earnings of joint venture was $139,443 in 1996 as compared to $133,651 in 1995. The Company owns a 1/3 interest in the joint venture Goodsell/Carolinas Associates. During 1996 the venture sold 3 lots at a total gross sales price of $570,000. During 1995 the venture sold three lots at a total gross sales price of $620,000.

Other income was $621,496 during 1996 and compared to $565,262 during 1995. Other income for 1996 includes net commissions of $71,000, income of $269,000 related to a partial reimbursement of costs associated with a waste water treatment plant, income of $109,000 attributable to assets held in the deferred compensation plan, fee income of $121,000 from Providence Country Club operations and miscellaneous income of $51,000. For 1995 other income includes net commissions of $62,000, income of $193,000 attributable to assets held in deferred income compensation plan, fee income of $200,000 from Providence Country Club operations and miscellaneous income of $110,000.

General and administrative expenses declined during 1996 to $792,402 as compared to $1,102,335 during 1995. For both years personnel costs are the largest component of this category and total approximately $590,000 and $850,000 for 1996 and 1995 respectively. Also included are various taxes, principally franchise taxes, of $82,000 in 1996 and $125,000 in 1995.

Sales and marketing expenses declined significantly in 1996 as compared to 1995. The reduction in 1996 expenses is indicative of the completion of the development of Providence Country Club and the reduced lot inventory levels. Sales and marketing expenses for both years are related to the Providence Country Club community and include advertising, promotional, model home and sales office expenses. The 1995 amounts also included approximately $75,000 of expenses associated with hosting a home tour during the fall of 1995.

Other expenses decreased significantly during 1996 as compared to 1995. Other expenses for 1996 include real estate taxes of $54,000, directors fee and expenses of $42,000, depreciation of $1,000, expenses associated with the Providence Country Club community of $38,000, expenses of $109,000 which corresponds with and offsets income earned by assets in the deferred compensation plan, and miscellaneous expenses of $57,000. Other expenses totaled $538,915 for 1995. Other expenses included real estate taxes of $55,000, directors fees and expenses of $53,000, depreciation of $101,000, expenses associated with the Providence Country Club community of $72,000, expenses of $193,000 which corresponds with and offsets income earned by assets in the deferred compensation plan, and miscellaneous expenses of $65,000.

Gain realized on investments in other companies was $320,209 for 1996 as compared to $192,910 in 1995. These amounts are net of income taxes of $203,000 in 1996 and $123,000 in 1995. The 1996 gain is the result of the sale of a portion of the Company's holdings of American Precision Industries. The 1995 gain represents the liquidation of the Company's total investment in a financial entity.

INTERNAL AND EXTERNAL SOURCES OF LIQUIDITY

The three major components of the Company's assets are investments in other companies, real estate and mortgage loans/investment in joint venture.

INVESTMENT IN OTHER COMPANIES

While investment in other companies consist of marketable securities, they are considered mid to long-term investments and are generally not a source of current liquidity.

REAL ESTATE

Land held for investment should generally not be considered a source of current liquidity. Finished lots are held for sale in the ordinary course of business and are a source of liquidity. The number of finished lots that are likely to be sold in any particular period is heavily influenced by general real estate market conditions, interest rates and the availability of construction loans. These factors were positive during the past several years. Long term interest rates were favorable during 1996 and 1995. The availability of construction financing has been quite good during 1996 and 1995 and indications are that the availability will continue to be good. As of the date of this report, the 1997 real estate market is expected to remain favorable.

MORTGAGE LOAN AND INVESTMENT IN JOINT VENTURE

The mortgage loan portfolio totaled $163,301 and $136,320 at December 31, 1996 and 1995, respectively. The mortgage loans consists of condominium end loans and lot loans. The condominium loans are due in 2002. The lot loans typically have a term of 9-18 months. While these loans could be sold, they are generally not considered sources of liquidity. The Company has an interest in an Atlanta joint venture. As the ventures sells lots, the Company will receive 1/3 of the earnings. Accordingly the Company's interest in the venture is considered to be a source of liquidity. However, the venture's lot sales are subject to the same conditions and limitations which were previously discussed regarding finished lots.

LINE OF CREDIT

The Company has a $5,000,000 line of credit with a bank. There is no debt outstanding pursuant to the credit line. Additionally, at year-end the Company has cash and short term investments of $707,575. These are the Company's most readily available sources of liquidity. See Note 7 of Notes to Consolidated Financial Statements.

COMMITMENTS FOR CAPITAL EXPENDITURES

At December 31, 1996 the Company had contractual and other commitments of approximately $200,000 related to real estate development at Providence Country Club.

While the Company has no contractual commitments to purchase additional equity securities, the Company may from time-to-time make significant expenditures for this purpose.

The Company's stock repurchase program has been in effect since 1980. Although it has no contractual obligation to repurchase its shares, the Company currently intends to repurchase shares subject to availability and price.

SUMMARY

The operating results for 1996 and 1995 were considered satisfactory. In its second year as an investment company, the Company continued its transition away from real estate related investments to investments in securities.

During 1996 the net increase in net assets resulting from operations was $10,963,254 as compared to $11,572,828 for 1995. At December 31, 1996 net assets per share are $53.24. This is an increase of $9.31 per share from the December 31, 1995 net assets per share of $43.93.

The Company's investments in securities had solid performances for both 1996 and 1995. The increase in earnings and market value of First Empire State Corporation led the way for the Company's overall results for both years. We are cautiously optimistic about 1997. The 1997 budgeted income before realized and unrealized appreciation on investments reflects a year of profitable operations and positive cash flow. The budget is predicated upon stable interest rates and a generally good economic climate. It is projected that the 30 remaining lots in the Providence Country Club community will be sold by the end of calendar year 1997. The Company continues to review alternatives for the 300 acres of undeveloped land contiguous to Providence Country Club.





Management's Report
FIRST CAROLINA INVESTORS, INC. AND SUBSIDIARIES

The Management of First Carolina Investors, Inc. is responsible for the preparation, integrity and objectivity of the financial statements and other information in the accompanying Annual Report. These financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include some estimates which are based upon Management's judgment.

Management is also responsible for establishing and maintaining a system of internal controls to provide reasonable assurance that assets are safeguarded, transactions are properly executed and financial records are adequate and reliable for the preparation of financial statements.

The system of internal controls, while restricted due to a very small number of employees, provides for certain divisions of responsibilities. Management monitors the system for compliance and performs analytical reviews for reasonableness. Management believes that, as of December 31, 1996, the Company's system of internal controls is adequate to accomplish the objectives discussed herein.

The Audit Committee of the Board of Directors meets periodically with Management and the independent certified public accountants to review matters relating to the quality of financial reporting, internal accounting control and the results of the annual independent audit. The independent certified public accountants have direct and unlimited access to the Audit Committee with or without Management present.

The accompanying financial statements have been examined by KPMG Peat Marwick LLP, independent certified public accountants, in accordance with generally accepted auditing standards. Their examination includes a study and evaluation of the Company's system of internal accounting controls in order to establish a basis for reliance thereon in determining the nature, extent and timing of auditing procedures required to support their opinion on the financial statements.





H. Thomas Webb III                                    James E. Traynor
President                                             Vice President

Independent Auditors' Report
FIRST CAROLINA INVESTORS, INC. AND SUBSIDIARIES

The Directors and Stockholders
First Carolina Investors, Inc.

We have audited the accompanying consolidated statement of assets and liabilities of First Carolina Investors, Inc. and subsidiaries including the schedule of portfolio investments as of December 31, 1996 and 1995 and the related consolidated statement of operations and the statement of changes in net assets for each of the two years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and per share data and ratios based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and selected per share data and ratios referred to above present fairly, in all material respects, the financial position of First Carolina Investors, Inc. and subsidiaries as of December 31, 1996 and 1995 and the results of their operations for the years then ended, and the changes in its net assets for each of the two years in the period then ended, and the selected per share data and ratios for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.





                                        KPMG PEAT MARWICK LLP


Charlotte, North Carolina
February 14, 1997.

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES
               Consolidated Statements of Assets and Liabilities
                           December 31, 1996 and 1995


Assets                                                                            1996           1995
                                                                                  ----           ----
Investments in securities, at value   (note 2)
    (cost of $14,038,332 in 1996 and $14,037,955 in 1995)                     $74,055,100     56,892,025
Cash, including short term
   investments of $120,710 in 1996 and $1,014,998 in 1995                         707,575      1,342,225
Mortgage loans, secured by real estate  (note 3)                                  163,301        136,320
Real estate  (note 4)                                                           7,724,000      9,649,000
Investment in joint venture  (note 5)                                             540,000        520,000
Accrued dividend and interest receivable                                          142,531        141,663
Other assets  (note 6)                                                          2,705,613      2,044,406
                                                                              -----------    -----------
    Total assets                                                               86,038,120     70,725,639
                                                                              -----------    -----------

Liabilities
Accounts payable and accrued liabilities (note 8)                               3,460,745      4,338,136
Federal and state income taxes payable  (note 9)                                                  48,863
Deferred income taxes payable  (note 9)                                        24,210,647     17,997,287
                                                                              -----------    -----------
    Total liabilities                                                          27,671,392     22,384,286
                                                                              -----------    -----------
Deferred Income  (note 10)                                                         75,979         35,808
                                                                              -----------    -----------
Net Assets                                                                    $58,290,749     48,305,545
                                                                              ===========    ===========
Net assets per share (3,500,000 no par value common
 shares authorized, 1,506,542 shares issued,
 1,094,822 and 1,099,646 shares outstanding in
 1996 and 1995, respectively)                                                 $     53.24          43.93
                                                                              ===========    ===========




See accompaning notes to consolidated financial statements

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES
                     Consolidated Statements of Operations
                 For the year ended December 31, 1996 and 1995


INCOME
                                                           1996                 1995
                                                      --------------        -------------
Dividends                                             $   765,750              672,238

Interest on mortgage loans                                 18,524               92,803

Gain on sale of real estate                             1,061,606            2,463,376

Equity in earnings of
 joint venture                                            139,443              133,651

Other                                                     621,496              565,262
                                                      -----------          -----------
Total income                                            2,606,819            3,927,330
                                                      -----------          -----------
EXPENSES

General and administrative                                792,402            1,102,335

Professional fees                                         104,703               92,230

Sales and marketing                                       189,322              434,712

Interest                                                   11,770                1,652

Other                                                     300,894              538,915
                                                      -----------          -----------
Total expenses                                          1,399,091            2,169,844
                                                      -----------          -----------
Earnings before income taxes and realized
and unrealized appreciation on investments              1,207,728            1,757,486

Provision for income taxes  (note 9)                     (286,000)            (487,000)
                                                      -----------          -----------
Net income before realized and unrealized
appreciation on investments                               921,728            1,270,486

Gain realized on investments in other companies
(net of income tax provision of $204,000 in 1996
and $123,000 in 1995)                                     320,209              192,910

Change in unrealized appreciation of investments
for the period (net of deferred taxes of $6,214,034
in 1996 and $6,463,413 in 1995)                         9,721,317           10,109,432
                                                      -----------          -----------
Net increase in net assets resulting
from operations                                       $10,963,254           11,572,828
                                                      ===========          ===========

See accompanying notes to consolidated financial statements.

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES
                Consolidated Statements of Changes in Net Assets
                 For the year ended December 31, 1996 and 1995


Increase in net assets from operations                                      1996                                       1995
                                                                        ------------                               ------------
     Investment income, net                                                $921,728                                 1,270,486
     Realized gain on investments, net                                      320,209                                   192,910
     Change in unrealized appreciation, net                               9,721,317                                10,109,432
                                                                        -----------                                ----------
        Net increase in net assets resulting
        from operations                                                  10,963,254                                11,572,828

Distributions to shareholders of $0.60 per share
       from investment income, net                                         (638,989)                                 (646,018)
Treasury shares purchased                                                  (339,061)                                 (608,480)
                                                                        -----------                                ----------
       Total increase                                                     9,985,204                                10,318,330

Net assets
       Beginning of year                                                 48,305,545                                37,987,215
                                                                        -----------                                ----------
       End of year                                                      $58,290,749                                48,305,545
                                                                        ===========                                ==========

See accompanying notes to consolidated financial statements.


                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES
                           INVESTMENTS IN SECURITIES
                           December 31, 1996 and 1995

                                                                      1996                                      1995
                                                               No.          Fair                         No.          Fair
                                                             Shares         Value                      Shares         Value
                                                             ------         -----                      ------         -----
Common Stocks - 100%
Banking and insurance - 81.2%
   First Empire State Corporation                             200,000   $57,600,000                     200,000    43,600,000
   Merchants Group, Inc.                                      135,000     2,497,500                     135,000     2,396,250

Shipbuilding - 6.1%
  Todd Shipyards Corporation                                  700,000     4,550,000                     700,000     4,112,500

Manufacturing - 6.5
  American Precision Industries, Inc.                         240,000     4,800,000                     250,000     2,781,250

Transportation and chemical - 6.2%
  Oglebay Norton Company                                       80,000     3,500,000                      80,000     2,980,000
  Exolon-Esk Co.                                               42,600     1,107,600                      41,600       998,400


Other - 0.0%                                                                      -                                    23,625
                                                                        -----------                                ----------
Total - 100% (cost of $14,038,332 in 1996
  and $14,037,955 in 1995)                                              $74,055,100                                56,892,025
                                                                        ===========                                ==========

See accompanying notes to consolidated financial statements.

FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, FINANCIAL STATEMENT PRESENTATION AND ORGANIZATION

        (a)     Organization

                First Carolina Investors, Inc. was organized December 2, 1971 and subsequently incorporated in the state of Delaware July 1, 1987. On January 3, 1995 First Carolina Investors, Inc. registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940.

        (b)     Principles of consolidation and financial statement presentation

                The accompanying consolidated financial statements include First Carolina Investors, Inc. and its subsidiaries (the Company), all of which are wholly-owned. In consolidation, all significant intercompany accounts and transactions have been eliminated.

                The Company became an investment company on January 3, 1995, and accordingly has prepared its consolidated financial statements on a fair value basis. Prior to this time the Company prepared its consolidated financial statements on a historical cost basis. Consequently the Company has not presented comparative consolidated financial statements before the year ended December 31, 1995. Prior period information is available by referring to quarterly filings on Form 10-Q, annual filing on Form 10-KSB and reports to stockholders.

                As a result of becoming an investment company, all investments are required to be carried at fair value. Unrealized appreciation and/or depreciation is included in the statement of operations, net of the effective tax rate, to arrive at the change in net assets. The effect of the change on January 3, 1995 was to increase the fair value of real estate by $6,002,591, increase the deferred tax payable by $2,485,345, and to increase net assets by $3,88,642 or $3.55 per share. The unrealized appreciation as of January 3, 1995 was $19,163,420 net of tax.

        (c)     Security valuation

                Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price.

        (d)     Real estate

                The Board of Directors and management of the Company value its real property investments at estimated fair value. Procedures utilized to determine the estimated fair value include appraisals by an independent appraiser, estimated net cash flows, utilization of fair market comparables in existing subdivisions developed by the Company and other market comparables.

                The Company accounts for sales of real estate in accordance with Statement of Financial Accounting Standards No.66, "Accounting for Sales of Real Estate."

        (e)     Investment in joint venture

                The Company has an interest in a joint venture which is engaged in the development and sale of real estate. The Board of Directors and management have used both fair market comparables in the existing subdivision developed by the venture and discounted net cash flows in valuing its investment at its estimated fair value.

        (f)     Income taxes

                The Company is subject to Federal and state corporate income taxes. The Company files a consolidated Federal income tax return. The Company accounts of income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                Deferred income taxes payable have been increased to reflect the estimated Federal and state income tax liabilities on unrealized gains in real estate, investments in other companies and investment in joint venture in the accompanying Consolidated Statement of Assets and Liabilities.

        (g)     Distributions to Shareholders

                Dividends payable to shareholders are recorded on the declaration date.

        (h)     Management's use of estimates

                The preparation of financial statements in conformity with generally accepted account principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from these estimates.

        (i)     Other

                The Company follows the industry practice of recording security transactions on the trade date. Interest income is recognized on the accrual basis. Dividend income is recognized on the ex-dividend date.

(2)     INVESTMENTS IN OTHER COMPANIES

The Company's investments in the common stock of financial and other entities, which are stated at market value, are as follows:

                                                                December 31, 1996
                           -----------------------------------------------------------------------------------------
                                                                     Gross           Gross
                                       Fair Value                    Unrealized      Unrealized
                            Number     as a % of                     Holding         Holding        Fair       Dividend
                            of shares  Net Assets    Cost            Gains           Losses         Value      Income
                            ---------  ----------    -----------     ----------      ----------     -----      ---------
First Empire State Corp      200,000       98.8       $ 3,180,120     54,419,880          -       57,600,000      560,000
Oglebay Norton Company        80,000        6.0         2,244,128      1,255,872          -        3,500,000      104,000
Todd Shipyards Corp.         700,000        7.8         3,469,036      1,080,964          -        4,550,000        -
American Precision           240,000        8.2         2,332,799      2,467,201          -        4,800,000       74,750
Merchants Group, Inc.        135,000        4.3         2,051,021        446,479          -        2,497,500       27,000
Miscellaneous                      -        1.9           761,228        346,372          -        1,107,600        -
                                                      -----------     ----------     ----------   ----------    ---------
                                                      $14,038,332     60,016,768          -       74,055,100      765,750
                                                      ===========     ==========     ==========   ==========    =========




                                                                December 31, 1995
                           -----------------------------------------------------------------------------------------
                                                                     Gross           Gross
                                       Fair Value                    Unrealized      Unrealized
                            Number     as a % of                     Holding         Holding        Fair       Dividend
                            of shares  Net Assets    Cost            Gains           Losses         Value      Income
                            ---------  ----------    -----------     ----------      ----------     -----      ---------
First Empire State Corp      200,000       90.3       $ 3,180,120     40,419,880          -       43,600,000      500,000
Oglebay Norton Company        80,000        6.2         2,244,128        735,872          -        2,980,000       96,000
Todd Shipyards Corp.         700,000        8.5         3,469,036        643,464          -        4,112,500         -
American Precision           250,000        5.8         2,327,581        453,669          -        2,781,250       34,088
Merchants Group, Inc.        135,000        5.0         2,051,021        345,229          -        2,396,250       19,750
Miscellaneous                               2.0           766,069        255,956          -        1,022,025         -
                                                      -----------     ----------    -----------   ----------    ---------
                                                      $14,037,955     42,854,070          -       56,892,025      649,838
                                                      ===========     ==========    ===========   ==========   ==========

Purchases and sales of investment securities were $604,878 and $1,128,709 during 1996 and $4,321,462 and $632,894 during 1995. The net gain on sale of investments in other companies was $320,209 and $192,910 for 1996 and 1995, respectively. Net gains are computed using the average cost method. Dividend income of $22,400 was received on securities sold during 1995.

(3)MORTGAGE LOANS

The Company's investments in mortgage loans as of December 31, 1996 and 1995 are summarized as follows:

                                                              1996                     1995
                                                           ----------               ----------
Permanent loans on condominiums                            $  82,701                  117,873
Junior loans on lots (note 10)                                80,600                   28,750
Unearned discount                                          (    -   )               (  10,303)
                                                           ----------               ----------
Total mortgage loans, net                                  $ 163,301                  136,320
                                                           ==========               ==========

(4)REAL ESTATE

The estimated fair value of real estate owned at December 31, 1996 and 1995 are summarized as follows:

                                             1996                                       1995
                                 ----------------------------               ----------------------------
Description                      Quantity         Fair Value                Quantity         Fair Value
-----------                      --------         ----------                --------         ----------
Land held for investment:
 Providence Country Club         300 acres        $3,967,000                300 acres        $3,865,000
 Park Crossing                    24 acres         2,024,000                 24 acres         2,024,000
Finished lot inventory            30 lots          1,733,000                 54 lots          3,760,000
                                                  ----------                                 ----------
   Total real estate, net                         $7,724,000                                 $9,649,000
                                                  ==========                                 ==========

(5)INVESTMENT IN AND ADVANCES TO JOINT VENTURE

The Company has a 1/3 ownership interest in a joint venture Goodsell-Carolinas. The Company's initial investment in and all advances to the venture have been repaid.

The venture owns 12 lots at a cost of $533,730 and a fair value of $1,620,000 at December 31, 1996.

(6)OTHER ASSETS

The components of other assets at December 31, 1996 and 1995 are as follows:

                                                                      1996                      1995
                                                                   ----------                -----------
Deferred compensation, funded                                       $1,724,596                 1,549,869
Sales center                                                           492,080                   492,080
Model home                                                             233,246                      -
Income tax receivable                                                  200,774                      -
Miscellaneous                                                           54,917                     2,457
                                                                   -----------               -----------
                                                                    $2,705,613                 2,044,406
                                                                   ===========               ===========

The deferred compensation includes $1,498,000, and $1,312,000 at December 31, 1996 and 1995, respectively, owed to affiliated persons pursuant to a deferred compensation plan. The deferred compensation has accrued over thirteen years.

(7)NOTE PAYABLE TO BANK

At December 31, 1996 and 1995 the Company had a $5,000,000 line of credit with a bank. The credit line, which is unsecured, is payable on demand and is subject to a quarterly review by the bank. Borrowing under this credit line bear interest at the prime rate (8.25% at December 31, 1996). There was no outstanding bank indebtedness at December 31, 1996 and 1995, and for the years then ended the Company was in compliance with all covenants of said agreement.

Additional information relating to bank debt is as follows:

                                                                      1996                      1995
                                                                   -----------               -----------
Weighted average interest rate of indebtedness
outstanding during the year                                            8.25%                     8.5%
                                                                   -----------               -----------

Maximum amount of indebtedness outstanding at
any month end during the year                                      $  515,000                $  200,000
                                                                   -----------               -----------

Approximate average aggregate indebtedness
outstanding during the year                                        $  150,000                $   15,000
                                                                   ===========               ===========

(8)  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The components of accounts payable and accrued liabilities at December 31, 1996 and 1995 are as follows:

                                                                      1996                      1995
                                                                   ----------                ----------
Trade accounts payable                                             $1,246,578                 2,331,197
Deferred compensation (note 6)                                      1,724,596                 1,549,869
Dividends payable                                                     319,069                   321,877
Miscellaneous accruals and payable                                    140,735                    78,105
Cash held in escrow                                                    29,767                    57,088
                                                                   ----------                ----------
                                                                   $3,460,745                 4,338,136
                                                                   ==========                ==========

(9)  INCOME TAXES

Total income tax expense for the years ended December 31, 1996 and 1995 are allocated as follows:

                                                1996                                     1995
                                  -------------------------------          --------------------------------

                                  Earnings                                 Earnings
                                  before                                   before
                                  Income Tax           Income Tax          Income Tax            Income Tax
                                  -----------          ----------          -----------           ----------
Investment income                 $ 1,207,728             286,000            1,757,486              487,000
Gains realized on
 investments in other
 companies                            524,209             204,000              315,910              123,000
Change in unrealized
 appreciation of investments       15,935,351           6,214,034           16,572,845            6,463,413
                                  -----------          ----------          -----------           ----------
                                  $17,667,288           6,704,034           18,646,241            7,073,413
                                  ===========          ==========          ===========           ==========

The components of Federal and state income tax expense (benefit) from continuing operations are summarized as follows:

                                                                              1996                  1995
                                                                           ----------            ----------
Current:
   Federal                                                                 $  420,659               444,552
   State                                                                       70,015               163,919
                                                                           ----------            ----------
                                                                              490,674               608,471
Deferred                                                                    6,213,360             6,464,942
                                                                           ----------            ----------
                                                                           $6,704,034             7,073,413
                                                                           ==========            ==========

Income tax expense for the years presented was different than the amounts computed by applying the statutory Federal income tax rate to earnings before income taxes. The sources of these differences and the tax effects of each are as follows:

                                                     1996              %                1995            %
                                                  ----------        -------          ----------      -------
Income tax expense at Federal rate                $6,006,878           34.0%         6,339,722          34.0%
Change in the beginning of the year
 balance of the valuation allowance
 for deferred tax assets allocated
 to income tax expense                               (30,000)          (0.2%)         (130,000)          (.7%)
State income tax net of Federal tax
 benefit                                             861,643            4.9%           950,005           5.1%
Dividend exclusion                                  (157,643)          (0.9%)         (166,770)          (.9%)
Other, net                                            23,156            0.1%            80,456            .4%
                                                  ----------          -----         ----------          ----
  Provision for income taxes                      $6,704,034           37.9%         7,073,413          37.9%
                                                  ==========          =====         ==========          ====

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

Deferred tax assets:                                                    1996                      1995
                                                                   -------------             -------------
Deferred compensation liability, principally
 due to accrual for financial reporting purposes                   $    677,805                   638,961
State net operating loss carryforwards                                   27,822                    58,074
                                                                   -------------             -------------
                                                                        705,627                   697,035
Total gross deferred tax assets
Less valuation allowance                                           (     30,000)             (     60,000)
                                                                   -------------             -------------
Net deferred tax assets                                                 675,627                   637,035
                                                                   -------------             -------------


Deferred tax liabilities:
Real estate investments, principally due to
 unrealized gains                                                  (  1,200,057)             (  1,679,475)
Investments in other companies, principally due
 to unrealized gains on securities                                 ( 23,407,427)             ( 16,713,975)
                                                                   -------------             -------------
Other                                                              (    278,790)             (    240,872)
                                                                   -------------             -------------
Total gross deferred tax liabilities                               ( 24,886,274)             ( 18,634,322)
                                                                   -------------             -------------


Net deferred tax liability                                         ($24,210,647)             ( 17,997,287)
                                                                   =============             =============

The valuation allowance for deferred tax assets as of January 1, 1995 was $190,000. The net change in the total valuation allowance for the years ended December 31, 1995 and 1996 was a decrease of $130,000 and $30,000, respectively. The valuation allowance primarily relates to certain state temporary differences and state net operating loss carryforwards. It is management's belief that the realization of the net deferred tax asset is more likely than not based upon the Company's history of taxable income and estimated future income.

Federal and state income tax returns of the Company for 1993 and subsequent years are subject to examination by the Internal Revenue Service and various other taxing authorities.

(10) DEFERRED INCOME

When sales of real estate do not meet the requirements for profit recognition, the gain on the sale is deferred until the requirements for recognition have been met. At December 31, 1996 and 1995, the Company had deferred income relating to such sales of $75,979 and $23,738, respectively. Also included in deferred income at December 31, 1995 is $12,070 of interest on loans to a joint venture which was deferred in proportion to the Company's ownership interest.

(11) OTHER INCOME

Other income includes $268,893 received from a municipality in final settlement of amounts due from the transfer of title to a waste water treatment plant.

(12) STOCK OPTION PLAN

During 1987 options for 45,000 shares of common stock were awarded to certain employees. These options are exercisable at the rate of 20% per year beginning July 1, 1988 at a price of $12.75 per share which was equal to the market price at the date of the adoption of the amended plan. At December 31, 1996, all the options are fully vested and exercisable but no options have been exercised.

(13) NET ASSETS PER SHARE

Net assets per share are based on the number of shares of common stock and common stock equivalents outstanding, after deducting treasury stock, 1,094,822 at December 31, 1996 and 1,099,646 on December 31, 1995. The computation assumes that outstanding stock options were exercised and the proceeds used to purchase common stock.

(14) SHARE REPURCHASE PROGRAM

At December 31, 1996 the Company has repurchased 443,680 shares as treasury shares at a cost of $8,452,025. During 1996 the Company repurchased 9,060 shares at an average cost of $37.42 per share. Said repurchase price represents a weighted average discount of 22% per share relative to net asset value.

(15) ACCUMULATED UNDISTRIBUTED INCOME

At December 31, 1996 accumulated undistributed investment income-net was $907,207, accumulated undistributed net realized gains on investment transactions was $513,119, and net unrealized appreciations in value of investments was $35,111,527.

(16) COMMITMENTS AND CONTINGENCIES

The Company has $200,000 of undisbursed contractual commitments in connection with real estate development. In order to protect its investments, the Company may be required to furnish amounts in excess of its current investments or commitments.

The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operation, or liquidity.

Selected Per Share Data and Ratios
For the Years ended December 31, 1996 and 1995

PER SHARE DATA AND RATIOS*                                               1996              1995
--------------------------                                              ------            ------
Investment income                                                         $2.38             3.55
 Expenses (including income taxes)                                       ( 1.54)           (2.40)
                                                                         -------           ------
 Investment income - net                                                   0.84             1.15
 Distributions from investment income - net                              ( 0.58)           (0.58)
 Net realized and unrealized gain on securities                            9.15             9.31

Share transactions                                                       ( 0.10)            0.08
                                                                         -------           ------

Net increase in net asset value                                            9.31             9.96
Net asset value:
 Beginning of year                                                        43.93            33.97
                                                                         -------          -------
 End of year                                                             $53.24            43.93
                                                                         =======          =======

RATIOS
------
Ratio of expenses to average net assets                                    3.20%            6.30%
Ratio of investment income - net to average net assets                     1.75%            3.01%
Portfolio turnover                                                         0.93%            1.36%

AVERAGE SHARES OUTSTANDING                                              1,097,032        1,106,052

*Per share data is based upon the average number of shares outstanding for the year. The computation assumes that outstanding stock options were exercised and the proceeds used to purchase common stock.

Computation of Net Asset Value per Share
Primary and Fully Diluted
For the Year Ended December 31, 1996 and 1995


                                                     1996                                 1995
                                            ----------------------              -----------------------
PRIMARY
-------
Net Asset                                              $58,290,749                           $48,305,545
                                                       ============                          ============
Shares Outstanding                                       1,062,862                             1,071,922
                                                       ============                          ============
Net Asset Value per Share                                   $54.84                                $45.06
                                                       ============                          ============

FULLY DILUTED
-------------

Options                                                    45,000                                 45,000
Exercise Price                              $12.75                              $12.75
Market Price                                 44.00     (   13,040)               33.21       (    17,276)
                                                       -----------                           ------------
Additional Share Attributable to
 Stock Options                                             31,960                                 27,724
Shares Outstanding                                      1,062,862                              1,071,922
                                                       -----------                           ------------
                                                        1,094,822                              1,099,646
                                                       ===========                           ============

Net Asset Value per Share                                  $53.24                                 $43.93
                                                       ===========                           ============

First Carolina Investors, Inc.

DIRECTORS
---------
Brent D. Baird*
 Private Investor

Bruce C. Baird
 President
 Belmont Management Co., Inc.

Patrick W.E. Hodgson*+
 Chairman & CEO
 Todd Shipyards Corporation

Theodore E. Dann, Jr. +
 Secretary, Treasurer & General Counsel
 Ferro Alloys Services, Inc.

H. Thomas Webb III*
 President
 First Carolina Investors, Inc.

*Member of Executive Committee
+Member of the Audit Committee


OFFICERS:
---------
Brent D. Baird
 Chairman

H. Thomas Webb III
 President

James E. Traynor
 Vice President, Secretary & Treasurer

Karen K. Sides
 Assistant Secretary


REGISTRAR, TRANSFER AND DISBURSING AGENT
----------------------------------------
Continental Stock Transfer and Trust Company
2 Broadway
New York, NY 10004

GENERAL COUNSEL
---------------
Waggoner, Hamrick, Hasty & Montieth
First Union Center, Suite 2750
Charlotte, NC 28282

AUDITORS
--------
KPMG Peat Marwick, LLP
2800 Two First Union Center
Charlotte, NC 28282